EXHIBIT 10.17
AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated June 12, 2012 between Meridian Bioscience, Inc., an Ohio corporation (the “Meridian”) and John A. Kraeutler, Chief Executive Officer (“Kraeutler”).

W I T N E S S E T H :

WHEREAS, Meridian and Kraeutler desire to amend and restate an employment agreement dated February 15, 2001 and amended on December 29, 2008; and

WHEREAS, Meridian wishes to assure itself of the continuing services of Kraeutler for the period hereinafter provided, and Kraeutler is willing to be employed by Meridian for such period, upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Meridian and  Kraeutler agree as follows:

1.           Employment.  Meridian hereby employs Kraeutler, and Kraeutler shall continue to serve Meridian, on the terms and conditions set forth herein.

2.           Term.  Subject to the provisions for earlier termination as hereinafter provided, Kraeutler shall continue to be employed for the period commencing on the date hereof and ending on September 30, 2014 (the “Initial Term”).  The Agreement may be extended annually for up to Two additional One year periods (each an “Extension Term”), ending September 30, 2015 and September 30, 2016, respectively, at the discretion of the Board of Directors of Meridian upon sixty (60) days’ written notice to Kraeutler of the Board’s intent to extend the Agreement for each Extension Term and Kraeutler’s acceptance of such extension offer within thirty (30) days of Kraeutler’s receipt of such offer.  The Initial Term together with any Extension Terms shall hereinafter be referred to as the “Term.”

3.           Position and Duties; Place of Performance.

3.1           Kraeutler shall continue to serve as Chief Executive Officer of Meridian and shall perform all duties customarily attendant to that position and shall include those duties reasonably assigned to Kraeutler from time-to-time by the Board of Directors of Meridian.

3.2           Kraeutler shall devote substantially all of his working time and effort to Meridian and shall not, without Meridian’s prior written consent, furnish like or similar services to anyone else or engage directly or indirectly in any activity adverse to Meridian’s interests.  Kraeutler will promote and develop business opportunities relating to Meridian’s current and anticipated future business that come to his attention in a manner consistent with Kraeutler’s duties and Meridian’s best interests.

3.3           Kraeutler shall be primarily responsible for developing a succession plan, in consultation with the Board of Directors of Meridian from time-to-time, an initial draft of which shall be made available to the Board no later than December 31, 2012.  In connection with executing this succession plan, Meridian and Kraeutler may enter into a consulting agreement under which Kraeutler will assist his successor in the transition of Kraeutler’s duties, if the Board of Directors of Meridian determines that such an arrangement would be in the best interests of Meridian.  The terms of such consulting agreement will be negotiated between Kraeutler and Meridian and implemented at the discretion of the Board, but at a minimum will provide for compensation to Kraeutler on a retainer and per diem basis, as well as reimbursement by Meridian of Kraeutler’s out-of-pocket expenses incurred in performing his duties thereunder, a company car allowance and payment of professional memberships at a comparable level that Kraeutler was receiving at the date of his termination as provided herein.

3.4           In connection with Kraeutler’s employment by Meridian, Kraeutler will be based at the principal place of business of Meridian in Cincinnati, Ohio.

4.           Compensation.

4.1           Base Salary.  During the Term of Kraeutler’s employment with Meridian, as compensation for Kraeutler’s services under this Agreement, Meridian agrees to pay to Kraeutler an annual base salary (the “Base Salary”) of Five Hundred Sixty-Two Thousand Dollars ($562,000). Meridian’s Board of Directors shall in good faith review the Base Salary annually, taking into account changes in Kraeutler’s responsibilities, increases in the cost of living, performance of Kraeutler, increases in salaries to other executives of Meridian and other pertinent factors, and may, in its reasonable discretion, increase the Base Salary.  Any increase in the Base Salary shall not serve to limit or reduce any other obligation to Kraeutler under this Agreement.  The Base Salary shall not be reduced without the express written consent of Kraeutler.  The term Base Salary as used in this Agreement shall refer to the Base Salary as so increased.

4.2           Annual Bonus.  Kraeutler shall be eligible to receive an annual bonus as established by the Board of Directors in addition to Base Salary.

4.3           Retention Awards.  Kraeutler shall be eligible to receive a one-time grant of 25,000 performance-based restricted stock units under the Meridian Bioscience, Inc. 2012 Stock Incentive Plan, which shall vest in full on September 30, 2014, subject to (i) the attainment by Meridian of a performance target for fiscal 2014 based upon Meridian’s actual results compared to the internally prepared forecast for the 2014 fiscal year by Meridian and (ii) Kraeutler being employed by Meridian through September 30, 2014. Kraeutler shall also be eligible to receive additional grants of restricted stock units under the Meridian Bioscience, Inc. 2012 Stock Incentive Plan for each Extension Term.  These grants may either be time-based or performance-based, at the discretion of the Board of Directors, with the terms of vesting of any such grant to be determined by the Compensation Committee of the Board of Directors.  Notwithstanding the above, upon the occurrence of a Change of Control Event (as defined below), any retention awards of restricted stock units granted pursuant to this Section 4.3 shall immediately vest for Kraeutler.

4.4           Other Compensation.  In addition to compensation specified in this Agreement, Kraeutler shall be eligible to receive stock options and other compensation under Meridian’s compensation plans and arrangements available from time to time to Meridian’s officers.  Meridian stock options, restricted stock and other incentive compensation subject to vesting (Award), granted to Kraeutler shall vest according to the option agreement entered into with Kraeutler at the time of the grant of such Award; provided, however, that the Award shall fully vest upon the happening of any of the following events: Change of Control Event (as defined in Section 8.7) or termination of Kraeutler’s employment without Cause (as defined in Section 7.3), due to death or Disability (as defined in Section 7.2)  or Kraeutler’s termination of employment for Good Reason (as defined in Section 7.4).

5.           Expense Reimbursement. Kraeutler shall be entitled to prompt reimbursement by Meridian for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such accounts and records as may be required under Meridian policy.

6.           Other Benefits.

6.1           Benefit Plans and Programs.  Kraeutler shall be entitled, at Meridian’s expense, to such medical, dental, hospitalization, life insurance, pension plan, profit-sharing, disability, employee benefits and such other similar employment privileges and benefits or perquisites as are afforded generally from time to time to other senior officers of Meridian.

6.2           Vacation.  During the Term of Kraeutler’s employment with Meridian, Kraeutler shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other senior officers of Meridian, but in no event shall such vacation time be less than Five (5) weeks per year.

7.           Termination of Employment.  Notwithstanding the provisions of Section 2, Kraeutler’s employment may be terminated under the following circumstances:

7.1           Death.  Kraeutler’s employment is terminated upon his death.

7.2           Disability.  Kraeutler’s employment may be terminated by Meridian due to illness or other physical or mental disability of Kraeutler, resulting in his inability to perform substantially his duties under this Agreement for a period of ninety (90) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period (“Disability”).  Provided, however, Kraeutler shall still be eligible for long term disability benefits maintained by Meridian other than under this Agreement, without offset of any kind, if such disability occurred during the Term.  For the avoidance of doubt, “without offset of any kind” shall mean that any such disability benefits shall not be reduced, nor shall the payment of any disability benefits affect in any way, any other compensation, benefits or other payments due and owing to Kraeutler under this Agreement or the Supplemental Benefit Agreement.

7.3           Cause.  Kraeutler’s employment may be terminated by Meridian upon Notice of Termination to Kraeutler of action taken by the Board of Directors of Meridian to discharge Kraeutler for Cause, which Notice of Termination shall be delivered to Kraeutler within Ninety days after the Board of Directors has both (x) knowledge of the conduct or event allegedly constituting Cause and (y) reason to believe that such conduct or event constitutes grounds to terminate Kraeutler for Cause.  As used herein, “Notice of Termination” means a resolution duly adopted by the affirmative vote of not less than a simple majority of the members of the Board of Directors of Meridian, excluding Kraeutler, at a meeting called for the purpose of determining that Kraeutler engaged in conduct that constitutes Cause (and at which Kraeutler had a reasonable opportunity, together with his counsel, to be heard before the Board of Directors prior to such vote).  For purposes of this Agreement, Meridian shall have “Cause” to terminate Kraeutler’s employment upon:

       (i)    an intentional act of fraud, embezzlement or theft in the course of Kraeutler’s employment with Meridian resulting in material harm to Meridian; or

       (ii)    intentional wrongful damage to material assets of Meridian.

Any act or omission by Kraeutler shall be deemed “intentional” only if done, or omitted to be done, by Kraeutler not in good faith and without the reasonable belief that his action or omission was in or not opposed to the best interests of Meridian.  Failure to meet performance standards or objectives set by Meridian shall not constitute “Cause” for purposes of this Agreement.

7.4           Good Reason.  Kraeutler’s employment may be terminated by Kraeutler for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to Kraeutler of any duties materially inconsistent with Kraeutler’s position (including, without limitation, status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by Meridian that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and that is remedied by Meridian within ten (10) days after receipt of written notice thereof given by Kraeutler, provided that repeated instances of such action shall constitute the bad faith of Meridian; (ii) a reduction in Kraeutler’s Base Salary or other benefits under this Agreement; (iii) the relocation of Meridian’s principal offices to a location more than fifty (50) miles from the current location of such offices; (iv)  any material failure by Meridian to comply with any of the provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by Meridian within ten (10) days after receipt of written notice thereof given by Kraeutler, provided that repeated failures shall constitute the bad faith of Meridian; or (v) removal of Kraeutler as Chief Executive Office, other than for Cause.

8.           Compensation Upon Termination.

8.1           If Kraeutler’s employment is terminated voluntarily without Good Reason, terminated as a result of Kraeutler’s death, disability, or is terminated by Meridian for Cause, Kraeutler, or his estate, shall be entitled to:

(i)           any Base Salary earned but not yet paid;

(ii)           any bonus awarded pursuant to Section 4.2 of this Agreement but not yet paid;

(iii)           all or a portion of the Performance Bonus that he would have received pursuant to Section 4.2 (assuming that Kraeutler and/or Meridian achieves the goals necessary to receive any level of bonus potential for that year) for the year in which the termination occurred (pro rata, according to the number of days Kraeutler was employed by Meridian during such year) payable in a lump sum;

(iv)           reimbursement in accordance with this Agreement of any reasonable business expense incurred by Kraeutler but not yet paid;

(v)           other benefits accrued and earned by Kraeutler through the date of his death or termination in accordance with applicable plans and programs of Meridian; and

(vi)           the benefits described under the Supplemental Benefit Agreement executed between Meridian and Kraeutler of even date herewith (the “Supplemental Benefit Agreement”).

8.2           If Kraeutler’s employment is terminated as a result of Kraeutler’s Disability, in addition to any other benefit or compensation to which Kraeutler shall otherwise be entitled to receive, Kraeutler shall be entitled to receive the full amount of Kraeutler’s Base Salary plus Performance Bonus Kraeutler would have received through the Term of this Agreement and group health, disability and life insurance benefits at the same level that Kraeutler was receiving such benefits at the date of termination.  Compensation paid shall be prorated for periods of less than one year.  The amount of annual Base Salary plus Performance Bonus shall be computed by averaging the Base Salary plus Performance Bonus earned by Kraeutler during the preceding three fiscal years of Meridian.

8.3           If (a) Kraeutler’s employment is terminated by Meridian without Cause,  (b) Kraeutler terminates his employment with Meridian for Good Reason or (c) Kraeutler’s employment is terminated other than for Cause or without Good Reason by Kraeutler, ninety (90) days prior to a Change of Control Event (as defined below) or within thirty-six (36) months following the date of the occurrence of a Change of Control Event (as defined below), Kraeutler shall be entitled to:

(i)           (A)  any Base Salary earned but not yet paid, plus (B) three (3) times his Base Salary (computed as the average annual Base Salary of Kraeutler for the preceding thirty-six (36) months).

(ii)           any bonuses awarded pursuant to Section 4.2 of this Agreement but not yet paid and Three times the average annual Performance Bonus received by Kraeutler for the preceding thirty-six (36) months.

(iii)           continued participation in all employee benefit plans and/or programs at Meridian’s expense in which he was participating on the date of his termination of employment for a period equal to the lesser of three (3) years and the date that Kraeutler is employed at another location.

(iv)           reimbursement in accordance with this Agreement of any business expenses incurred by Kraeutler prior to the date of his termination but not yet paid to him on the date of his termination of employment.

(v)           engagement, for a three (3) month period, by Meridian on Kraeutler’s behalf of a recognized job recruitment agency for the purpose of locating subsequent employment for Kraeutler in a position of equal rank to Kraeutler’s position with Meridian.

(vi)           the benefits described under the Supplemental Benefit Agreement.

8.4           Any payments payable under this Section 8 shall be paid in a lump sum payment on the first day of the seventh month following Kraeutler’s termination of employment.  Except as otherwise provided in Section 8.6, payment shall be made only if Kraeutler has executed and submitted a release of claims to Meridian at Meridian’s request and the statutory period during which Kraeutler is entitled to revoke the release of claims has expired on or before such date.

8.5           If, under the terms of any employee benefit plan referred to in subsection 8.3(iii) above, Kraeutler may not continue his participation, he shall be provided with the after-tax economic equivalent of the benefits provided under any plan in which he was previously eligible to participate for the period specified in subsection 8.3(iii) above.  The economic equivalent of any benefit foregone shall be deemed to be the cost that would be incurred by Kraeutler in obtaining such benefit.

8.6           Any amounts due and paid under this Section 8 are in the nature of severance payments or liquidated damages, or both, and shall fully compensate Kraeutler and his dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of termination of Kraeutler’s employment in breach of this Agreement, and they are not in the nature of a penalty.

Upon termination of Kraeutler’s employment for any reason other than by Meridian for Cause or by Kraeutler for Good Reason, Kraeutler and Meridian will, at the option of Kraeutler, execute and deliver to each other a general release releasing the other and in the case of Meridian its officers, directors, employees, agents, trustees, parents, subsidiaries, predecessors, and affiliates (the “Releasees”) from all causes of action, claims, or demands that either party may then have or have had against the Releasees based on any matter or thing, including but not limited to Kraeutler’s employment with Meridian or the termination of his employment (but not the obligations under this Agreement that continue after the date on which Kraeutler’s employment terminates).  The execution of this release shall be a condition to the receipt by Kraeutler of the payments and benefits described in this Section 8 except that the execution of this release shall not be a condition for the receipt by Kraeutler of base salary earned but not yet paid, bonuses awarded pursuant to Section 4.2 of this Agreement but not yet paid and reimbursement of any business expenses incurred by Kraeutler but not yet paid.

8.7           As used herein, a “Change of Control Event” means  (i) the sale of all, or substantially all of the assets of Meridian; (ii) a merger, or recapitalization, or similar transactions which results in the shareholders of Meridian immediately prior to such event owning less than sixty percent (60%) of the fair market value or the voting power of the surviving entity ; (iii) the date during any twelve (12) month period that majority of Meridian’s Board of Directors is replaced by directors whose appointment is not endorsed by a majority of the members of Meridian’s Board of Directors before the date of appointment or election; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of Fifty Percent or more of the outstanding voting securities of Meridian by any person, entity or group; provided, however, that a Change in Control of Meridian shall not include the purchase of additional securities of Meridian by any person in Control of Meridian as of December 31, 2000.  This definition shall not apply to the purchase of Shares by underwriters in connection with a public offering of securities of Meridian, or the purchase of shares of up to Twenty-Five Percent of any class of securities of Meridian by a tax-qualified employee stock benefit plan.  The term “Control” means (i) ownership, control or power to vote fifty percent (50%) or more of the outstanding shares of any class of voting securities of Meridian, directly or indirectly, or (ii) the ability, in any manner, to elect a majority of the directors of Meridian.  The term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not listed.

9.           Covenants and Confidential Information.  Kraeutler and Meridian hereby reaffirm the terms of that certain Non-Competition and Confidentiality Agreement by and among Meridian and its affiliated companies and its subsidiaries and Kraeutler dated October 8, 1992.  Such agreement is hereby incorporated herein by reference.

10.           Parachute Payment.  If Kraeutler is liable for the payment of any excise tax (the “Basic Excise Tax”) because of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or similar provision, with respect to any payments or benefits received or to be received from Meridian or any successor to Meridian, whether provided under this Agreement or otherwise, Meridian shall pay Kraeutler an amount (the “Special Reimbursement”) which, after payment by Kraeutler (or on Kraeutler’s behalf) of any federal, state and local taxes applicable to the payment, including, without limitation, any further excise tax under such Section 4999 of the Code, on, with respect to or resulting from the Special Reimbursement, equals the net amounts of the Basic Excise Tax.

11.           Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Kraeutler) and assigns.

12.           Entire Agreement.  Except to the extent otherwise mentioned, referred to or otherwise  provided herein, this Agreement and the Supplemental Benefit Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof.

13.           Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Kraeutler and an authorized officer of Meridian.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by Kraeutler or an authorized officer of Meridian, as the case may be.

14.           Severability.  If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.           Survivorship.  The respective rights and obligations of the Parties hereunder shall survive any termination of Kraeutler’s employment with Meridian to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

16.           Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the internal substantive laws of Ohio, without reference to principles of conflict of laws.

17.           Notices.  Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or One day after having been sent by overnight courier service or Three days after having been sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to Meridian or the Board:                                Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, Ohio 45244

If to Kraeutler:                                                       John A. Kraeutler
6120 Shadyglenn Road
Cincinnati, Ohio 45243

18.           Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.           Section 409A of the Code.

19.1           It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

19.2           A termination of employment shall not be deemed to have occurred for purposes of Section 8 unless such termination of employment is also a “separation from service” within the meaning of Section 409A of the Code.

19.3           With regard to any provision of this Agreement that provides for reimbursement of expenses or in-kind benefits that are subject to Section 409A of the Code, the following conditions apply: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year (provided this condition shall not apply to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which the reimbursement arrangement remains in effect), (b) the reimbursement of an eligible expense is made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

20.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Kraeutler and Meridian have executed this Agreement as of the date and year first above written.

MERIDIAN BIOSCIENCE, INC. By: /s/ Melissa Lueke Name: Melissa Lueke Title: EVP CFO
/s/ John A. Kraeutler JOHN A. KRAEUTLER